Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Himax Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-137585 and No. 333-176863) on Form S-8 and the registration statement (No. 333-189052) on Form F-3 of Himax Technologies, Inc. and subsidiaries of our reports dated March 28, 2019, with respect to the consolidated statements of financial position of Himax Technologies, Inc. as of January 1, 2017, December 31, 2017 and 2018, and the related consolidated statements of profit or loss, other comprehensive income, changes in equity and cash flows for the years ended December 31, 2017 and 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 20-F of Himax Technologies, Inc.

/s/ KPMG
Hsinchu, Taiwan
March 28, 2019